Exhibit 99.1

Cognex Reports Record Revenue for 2012

NATICK, Mass.--(BUSINESS WIRE)--February 11, 2013--Cognex Corporation (NASDAQ: CGNX) today announced that the company set a new record for annual revenue in 2012. Selected financial data for the quarter and year ended December 31, 2012, are compared to the fourth quarter of 2011, the third quarter of 2012, and the year ended December 31, 2011 in the table below.

	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q4-12	$82,168,000	$16,244,000	$0.37
Prior year’s quarter: Q4-11	$84,042,000	$19,099,000	$0.44
Change from Q4-11 to Q4-12	(2%)	(15%)	(16%)
Prior quarter: Q3-12	$80,076,000	$17,805,000	$0.41
Change from Q3-12 to Q4-12	3%	(9%)	(9%)
Yearly Comparisons
Year ended December 31, 2012	$324,279,000	$68,098,000	$1.56
Year ended December 31, 2011	$321,914,000	$69,869,000	$1.63
Change from 2011 to 2012	1%	(3%)	(4%)

A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2.

“Our financial results for 2012 were quite good,” said Dr. Robert J. Shillman, Chairman of Cognex. “We set a new record for annual revenue despite downturns in certain end markets, unfavorable currency exchange rates and weaker macroeconomic conditions. And we were highly profitable, delivering an operating margin of 26% and a net margin of 21%, even with the significant investments we made in new product development and the expansion of our sales team.”

“We executed well in 2012,” said Robert J. Willett, Chief Executive Officer of Cognex. “We brought outstanding products to market and strengthened our position in fast-growing markets for machine vision. We also made significant progress in new product development and have an exciting schedule of product launches lined up. We believe that these achievements combined with better than expected results for the fourth quarter of 2012 give us good forward momentum heading into 2013.”

Details of the Quarter

Statement of Operations Highlights – Fourth Quarter of 2012

  Revenue decreased 2% from Q4 2011 and increased 3% from Q3 2012. The year-on-year decrease was due to lower surface inspection revenue compared to the record level realized in Q4 2011 and unfavorable currency exchange rates. On a sequential basis, revenue increased in both surface inspection and factory automation. These increases were partially offset by a further decline in the semiconductor and electronics capital equipment market.
  Gross margin was 75%, which was essentially flat with Q4 2011 and Q3 2012.
  Research, Development & Engineering (RD&E) spending increased 5% from Q4 2011 and 9% from Q3 2012. Both the year-on-year and sequential increases were due to the company’s investment in engineering personnel to accelerate the introduction of new products. The year-on-year increase was partially offset by a lower bonus accrual. The sequential increase also includes higher spending on outside services for products under development.

  Selling, General & Administrative (SG&A) spending decreased 2% compared to Q4 2011 and increased 6% from Q3 2012. Higher spending year-on-year on Cognex’s sales force expansion, primarily in China, was more than offset by a lower bonus accrual, lower stock option expense, the timing of professional fees and the impact of currency exchange rates on the company’s international operations. On a sequential basis, SG&A increased due to higher personnel-related costs, the timing of marketing initiatives and currency exchange rates.
  The quarterly tax rate was 24% compared to 12% in Q4 2011 and 19% in Q3 2012. The tax rate was 21%, 20% and 21%, respectively, excluding the tax adjustments detailed in Exhibit 2. The year-on-year increase was due to a higher percentage of income being earned in higher-tax jurisdictions.

Balance Sheet Highlights – December 31, 2012

  Cognex’s financial position as of December 31, 2012, was very strong, with no debt and $388,520,000 in cash and investments. In Q4 2012, Cognex paid out $52,507,000 in dividends, which consisted of an $0.11 per share dividend which was scheduled to be paid in Q4 2012, an accelerated dividend of $0.11 per share that would normally be paid in Q1 2013, and a special dividend of $1.00 per share that prepays dividends for the eight quarters thereafter.

Financial Outlook

  Cognex expects revenue for Q1 2013 to be between $78 million and $81 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to increase by approximately 5% on a sequential basis. The effective tax rate is expected to be 19% before recording a tax benefit of $555,000 related to the retroactive reinstatement of the U.S. research and development tax credit for 2012.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology used by management in its budgeting process and in its review of Cognex’s operating results. In particular, our non-GAAP presentations exclude the following: (1) stock option expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), (2) the impact of currency exchange rate fluctuations from non-GAAP revenue (because period-to-period comparisons are better understood by assuming constant exchange rates), and (3) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case, the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. eastern time. The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. eastern time today and will run continuously until 11:59 p.m. eastern time on Thursday, February 14, 2013. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1599412.
  Internet users can listen to a real-time audio broadcast of the conference call, or an archived recording, on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 850,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, expected areas of growth, product development activities, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance on revenue from the automotive industry; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates; (7) the loss of a large customer; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect Cognex proprietary technology and intellectual property; (15) involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business systems disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2012. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011

Revenue	$82,168	$80,076	$84,042	$324,279	$321,914

Cost of revenue (1)	20,382	19,506	21,204	79,495	77,919

Gross margin	61,786	60,570	62,838	244,784	243,995
Percentage of revenue	75%	76%	75%	75%	76%

Research, development, and engineering expenses (1)	10,886	10,002	10,350	41,549	40,946
Percentage of revenue	13%	12%	12%	13%	13%

Selling, general, and administrative expenses (1)	30,387	28,765	30,932	119,828	117,694
Percentage of revenue	37%	37%	37%	36%	36%

Operating income	20,513	21,803	21,556	83,407	85,355
Percentage of revenue	25%	27%	26%	26%	27%

Foreign currency gain/(loss)	197	(409)	(424)	(880)	(504)

Investment and other income	734	692	556	4,103	2,266

Income before income tax expense	21,444	22,086	21,688	86,630	87,117

Income tax expense	5,200	4,281	2,589	18,532	17,248

Net income	$16,244	$17,805	$19,099	$68,098	$69,869
Percentage of revenue	20%	22%	23%	21%	22%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.38	$0.42	$0.45	$1.59	$1.67
Diluted	$0.37	$0.41	$0.44	$1.56	$1.63

Weighted-average common and common-equivalent shares outstanding:
Basic	42,998	42,912	42,144	42,833	41,859
Diluted	43,729	43,629	42,982	43,640	42,762

Cash dividends per common share	$1.22	$0.11	$0.10	$1.54	$0.36

Cash and investments per common share	$9.02	$9.68	$8.47	$9.02	$8.47

Book value per common share	$13.29	$14.09	$13.10	$13.29	$13.10

(1) Amounts include stock option expense, as follows:
Cost of revenue	$134	$125	$142	$742	$628
Research, development, and engineering	414	385	536	2,149	2,268
Selling, general, and administrative	1,177	982	1,561	5,629	5,172
Total stock option expense	$1,725	$1,492	$2,239	$8,520	$8,068

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011

Revenue (GAAP)	$82,168	$80,076	$84,042	$324,279	$321,914

Operating income (GAAP)	$20,513	$21,803	$21,556	$83,407	$85,355
Stock option expense	1,725	1,492	2,239	8,520	8,068
Operating income excluding stock option expense (Non-GAAP)	$22,238	$23,295	$23,795	$91,927	$93,423
Percentage of revenue (Non-GAAP)	27%	29%	28%	28%	29%

Income before income tax expense (GAAP)	$21,444	$22,086	$21,688	$86,630	$87,117

Income tax expense (GAAP)	$5,200	$4,281	$2,589	$18,532	$17,248
Effective tax rate (GAAP)	24%	19%	12%	21%	20%

Tax adjustments:
True up of annual tax rate	595	-	(1,963)	-	-
Discrete tax events	101	(357)	213	(256)	(176)
	696	(357)	(1,750)	(256)	(176)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,504	$4,638	$4,339	$18,788	$17,424
Effective tax rate (Non-GAAP)	21%	21%	20%	21%	20%

Net income excluding tax adjustments (Non-GAAP)	$16,940	$17,448	$17,349	$67,842	$69,693
Percentage of revenue (Non-GAAP)	21%	22%	21%	21%	22%

Net income (GAAP)	$16,244	$17,805	$19,099	$68,098	$69,869
Stock option expense, net of tax	1,165	1,013	1,525	5,748	5,408
Net income excluding stock option expense (Non-GAAP)	$17,409	$18,818	$20,624	$73,846	$75,277
Percentage of revenue (Non-GAAP)	21%	24%	25%	23%	23%

Net income per diluted share (GAAP)	$0.37	$0.41	$0.44	$1.56	$1.63
Stock option expense per diluted share, net of tax	$0.03	$0.02	$0.04	$0.13	$0.13
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.40	$0.43	$0.48	$1.69	$1.76

Three-months Ended December 31, 2012

	Growth		Growth
	over Q3 '12	Currency	over Q3 '12
	(Non-GAAP)	Impact	(GAAP)
ID products revenue	12%	2%	14%

Three-months Ended December 31, 2012

	Growth		Growth
	over Q4 '11	Currency	over Q4 '11
	(Non-GAAP)	Impact	(GAAP)
ID products revenue	22%	-4%	18%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	December 31,	December 31,
	2012	2011

Assets

Cash and investments	$388,520	$357,440

Accounts receivable	42,387	48,206

Inventories	26,182	28,098

Property, plant, and equipment	34,820	31,744

Goodwill and intangible assets	96,459	100,939

Other assets	39,237	45,454

Total assets	$627,605	$611,881

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$36,405	$39,388

Income taxes	6,225	6,055

Deferred revenue and customer deposits	12,690	13,458

Shareholders' equity	572,285	552,980

Total liabilities and shareholders' equity	$627,605	$611,881

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Twelve-months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2012	2012	2011	2012	2011

Revenue	$82,168	$80,076	$84,042	$324,279	$321,914

Revenue by division:
Modular Vision Systems Division	82%	85%	81%	84%	85%
Surface Inspection Systems Division	18%	15%	19%	16%	15%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	38%	36%	35%	36%	34%
Europe	32%	30%	31%	31%	33%
Asia	18%	22%	17%	20%	17%
Japan	12%	12%	17%	13%	16%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	76%	77%	75%	75%	73%
Web and surface inspection	18%	15%	19%	16%	15%
Semiconductor and electronics capital equipment	6%	8%	6%	9%	12%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com